UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2018

EDGEWATER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20971	71-0788538
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 Harvard Mill Square, Suite 210

Wakefield, Massachusetts 01880

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (781) 246-3343

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Jeffrey Rutherford Sale Bonus Agreement

On March 15, 2018, Jeffrey Rutherford entered into a sale bonus agreement (the “Bonus Agreement”) with Edgewater Technology, Inc. (“Company”). Mr. Rutherford shall be eligible to receive a lump sum cash payment in an amount determined in accordance with the Bonus Agreement (the “Sale Bonus”). The amount of the Sale Bonus (if any) that may become payable to Recipient shall be determined based on the Sale Bonus amount corresponding to the amount of the Transaction Equity Value. Mr. Rutherford is the Company’s Interim President and Interim Chief Executive Officer.

Per the Bonus Agreement, the Company desires to secure and retain Mr. Rutherford’s services by providing an incentive to Mr. Rutherford to provide services to the Company and its Subsidiaries (collectively, the “Company Group”) from the date of the Bonus Agreement through the consummation of a business combination transaction involving the Company and Alithya Group Inc., a company domiciled in the Province of Québec, Canada (“Alithya”). The Company wishes to enter into this Agreement and provide for the compensation specified herein to be paid to Recipient in connection with the consummation of such business combination transaction involving Alithya, subject to certain terms and conditions as set forth in the Bonus Agreement.

The Sale Bonus shall be paid to Mr. Rutherford within 30 days following the date of consummation of the Alithya Transaction based upon the Transaction Equity Value determined as if the date of the Alithya Transaction.

Paul McNeice Severance Agreement

On March 15, 2018, Paul McNeice entered into a severance agreement (the “Severance Agreement”) the Company. The Severance Agreement provides that Mr. McNeice shall be eligible to a severance payment in the event his employment is terminated following a Change in Control. Mr. McNeice is the Company’s Chief Accounting Officer.

Under the Severance Agreement, if, during the one-year period immediately following the effective date of a Change in Control, (a) Mr. McNeice’s employment with the Company is terminated by the Company (or its successor) without Cause, or Mr. McNeice’s employment with the Company is terminated by Mr. McNeice for Good Reason, and (b) Mr. McNeice otherwise meet the requirements of this Agreement, including, but, not limited to, the execution and non-revocation of a general release of all claim, then, Mr. McNeice shall be entitled to receive severance pay for a period of one year at the rate of his annual base salary then in effect immediately prior to Mr. McNeice’s termination of employment.

Under the terms of the Severance Agreement, a “Change in Control” shall mean the occurrence of any of the following: (a) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as now in effect or as hereafter amended (the “Exchange Act”) together with its affiliates, excluding employee benefit plans of the Company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (b) a merger or consolidation of the Company with any other corporation or entity is consummated regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (c) the Company is completely liquidated or all or substantially all of the Company’s assets are sold.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Edgewater Technology, Inc. Sale Bonus Agreement by and between Edgewater Technology, Inc. and Jeffrey Rutherford, dated as of March 15, 2018.

10.2	Edgewater Technology, Inc. Severance Agreement by and between Edgewater Technology, Inc. and Paul McNeice, dated as of March 15, 2018.

* * *

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    March 16, 2018

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Timothy R. Oakes
Name: Timothy R. Oakes
Title: Chief Financial Officer (Principal Financial Officer)